Exhibit 16.2

KPMG LLP Audit Arlington Business Park Theale Reading RG7 4SD United Kingdom	Tel +44 (0) 441189642140 Fax +44 (0) 118 964 2222 DX 146800 (Theale) 2

Private & confidential
Securities and Exchange Commission
 Washington, D.C. 20549
United States

Our ref jr/759

21 November 2017

Ladies and Gentlemen:

We were previously auditors for Digital Globe Services, Ltd and, under the date of September 30, 2016, we reported on the consolidated financial statements of Digital Globe Services, Ltd as of and for the year ended June 30, 2016. On March 28, 2017, we ceased to be auditors.

We have read IBEX Holdings Limited’s statements included under Item 16F of its Form 20-F dated November 21, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with IBEX Holdings Limited’s statement that the change was recommended by the audit committee to the board of directors. In addition, we are not in a position to agree or disagree with IBEX Holdings Limited’s statement that prior to BDO LLP’s engagement, IBEX Holdings Limited did not consult BDO LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Digital Globe Services, Ltd.’s consolidated financial statements, or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” as described in Item 16F(a)(1)(iv) and Item 16F(a)(1)(v) of Form 20-F.

Very truly yours,

/s/ KPMG LLP
KPMG LLP

KPMG LLP, a UK limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.	Registered in England No OC301540 Registered office: 15 Canada Square, London, E14 5GL For full details of our professional regulation please refer to ‘Regulatory Information’ at www.kpmg.com/uk